Exhibit 10.1

SOFTWARE BROKERS OF AMERICA, INC.

CREDIT AGREEMENT

DATED AS OF AUGUST 25, 2005

COMERICA BANK

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, made as of the 25th day of August, 2005, by and between SOFTWARE BROKERS OF AMERICA, INC., a corporation organized under the laws of Florida (“Company”) and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (“Bank”);

RECITALS:

A. Company desires to obtain certain credit facilities from Bank.

B. Bank is willing to extend such credit to Company on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Company agree as follows:

WITNESSETH:

1.	DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning set forth in the Michigan Uniform Commercial Code.

“Account Debtor” means the person who is obligated on or under an Account.

“Advance” shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 2.9 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Interest Rate” shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Applicable Inventory Advance Percentage” shall mean the lesser of (i) the percentage which is eighty five percent (85%) of the net orderly liquidation value (expressed as a percentage) of Company’s Inventory, as determined by Bank or a third party appraiser acceptable to Bank from an appraisal conducted prior to the execution of this Agreement, and (ii) sixty percent (60%).

“Applicable Percentage” initially means seventy-five percent (75%).

“Borrowing Base” shall mean, as of any date of determination, an amount equal to the sum of (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) the Applicable Percentage of the amount equal to ninety percent (90%) of Eligible Insured Foreign Accounts, plus (iii) the lesser of (A) the Applicable Inventory Advance Percentage of the amount equal to the sum of (1) Eligible Inventory plus (2) the aggregate amount available to be drawn under commercial letters of credit issued by Bank for the benefit of suppliers of Company’s Eligible Inventory, and (B) $12,500,000.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditure” shall mean, without duplication, with respect to any Person, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of any Person, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of such Person, thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such Person.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Security Agreement and shall include any cash collateral furnished under Section 9.4 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral for any Indebtedness is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Company, acknowledges the liens and security interests under the Loan Documents and subordinates or waives any liens and security interests held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any collateral for the Indebtedness stored or otherwise located thereon.

“Collateral Documents” shall mean the Security Agreement, each Guaranty and any other document or agreement delivered by Company to Bank as security or support for payment of the Indebtedness.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

“CVC” shall mean (i) Citigroup Inc., a Delaware corporation, or any of its Subsidiaries, including Co-Investment LLC VII (Intcomex), a Delaware limited liability company; or (ii) any fund, collective investment scheme, trust, partnership (including without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, with respect to which Citigroup Inc. or any of its Subsidiaries is a general partner, controlling shareholder, investment manager or investment advisor.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of Company whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, properly classified as balance sheet liabilities in accordance with GAAP.

“Default” shall mean an event which with the giving of notice or passage of time or both would constitute an Event of Default.

“Designated Affiliates” means (i) TGM S.A. (dba Intcomex Uruguay), (ii) Computation Monrenca Panama S.A., (iii) Intcomex Jamaica Ltd., (iv) Intcomex Peru, S.A.C., (v) Intcomex S.A. (dba Intcomex Chile), (vi) Intcomex Costa Rica Mayorista en Equipo de Computo, S.A., (vii) Intcomex del Ecuador S.A, (viii) Intcomex de Guatemala S.A. (formerly Centel S.A.), (ix) Intcomex Iquique S.A., (x) Tecnologistic Latin America, S.A., (xi) Intcomex S.A. de C.V., (xii) DTMK Inmobiliaria, S.A.C., (xiii) Sociedad de Inversiones y Financiamiento Tecnocapital, S.A., (xiv) Intcomex Colombia, Ltda., (xv) Intcomex Argentina, S.R.L., (xvi) Intcomex de Las Americas, S.A. (xvii) Inversiones Aconcagua, S.A., (xviii) Pontix Trading S.A., and (xix) Centel, S.A. de C.V., as well as any other acquired or newly formed or established direct or indirect subsidiaries of Intcomex, Inc. engaged in substantially the same business as that of the foregoing Designated Affiliates, and the successors and assigns of any of the foregoing, and “Designated Affiliate” shall mean any of them.

“Dollars” or “$” shall mean United States Dollars.

“Eligible Account” means an Account (excluding interest and service charges) arising in the ordinary course of Company’s business which meets each of the following requirements:

(a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b) it is not owing by an Account Debtor who has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to Company within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(d) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e) it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Company to Bank;

(f) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is net of any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g) it is subject to a first priority, properly perfected security interest in favor of Bank, and it is not subject to any sale of accounts, any assignment, lien or security interest whatsoever other than to Bank or the Permitted Encumbrances in favor of the Intcomex Trustee;

(h) it is not owing by a subsidiary or Affiliate of Company;

(i) it is not owing by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America, Puerto Rico or Canada, or any state or province thereof, as applicable, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(j) it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account;

(k) it is not owing by an Account Debtor for which Company has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(l) it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

(m) it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Company are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Insured Foreign Account” means an Account arising in the ordinary course of Company’s business which (i) meets all of the requirements set forth in clauses (a) through (h) and (j) through (m) of the definition of Eligible Account, (ii) is owing by an Account Debtor which does not maintain its chief executive office in the United States of America, Puerto Rico or Canada or is not organized under the laws of the United States of America, Puerto Rico or Canada, or any state of province thereof, as applicable, and (iii) is insured by Euler Hermes ACI or other insurer satisfactory to Bank (in its sole but reasonable discretion) in an amount and on terms satisfactory to Bank (in its sole but reasonable discretion) under an insurance policy which either (i) names Bank as beneficiary under the policy or (ii) the proceeds of which have been collaterally assigned to Bank and such assignment has been acknowledged by the insurer.

“Eligible Inventory” (a) shall be valued at the lesser of the cost or present market value of Company’s Inventory (as defined in the Michigan Uniform Commercial Code, as amended and in effect from time to time) determined in accordance with GAAP and (b) means all of Company’s Inventory which is in good and merchantable condition, which is not obsolete or discontinued, which would be properly classified as “finished goods inventory” under and in accordance with GAAP, which is subject to a first priority, properly perfected security interest in favor of Bank, and which is located at 9835 NW 14th Street, Miami, Florida, provided that Bank has received a Collateral Access Agreement with respect to of such property in form satisfactory to Bank in the exercise of its sole discretion, but excluding (1) Company’s raw materials, work-in-process inventory, consigned goods, inventory located outside the United States of America or Canada, (2) Inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including, without limitation, purchase money security interests) other than in favor of Bank, whether senior or junior to Bank’s security interest (other than the Permitted Encumbrance described in Section 7.1(c)), and (3) Inventory that Bank, acting in its sole discretion, after having notified Company, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation

and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is the sum of one and nine-tenths percent (1.90%) plus the quotient of:

(a)	the per annum interest rate at which Bank’s Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance or relevant principal portion and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practicable) one (1) Business Day prior to the first day of such Interest Period; divided by

(b)	a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

“Event of Default” shall mean any of the events of default specified in Sections 9.1 and 9.2 hereof.

“Existing Facility” shall mean that certain Loan and Security Agreement dated as of August 31, 2004, as amended on June 23, 2005 and otherwise from time to time prior to the date hereof, by and among the Company, as borrower, Intcomex Holdings, LLC, Intcomex, Inc., and Intcomex Holdings SPC-1, LC, as guarantors, Wells Fargo Foothill, Inc., as gent, Morgan Stanley Senior Funding, Inc., as syndication agent and the other lenders party thereto.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America consistently applied.

“Guarantor” shall mean Intcomex, Inc., a Delaware corporation, and any other Person who executes a Guaranty after the date hereof and “Guarantors” shall mean all of them.

“Guaranty” shall mean a Guaranty in form and substance satisfactory to Bank pursuant to which a Guarantor guaranties payment of all or any portion of the Indebtedness.

“Hedging Exposure” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined by Bank or any Affiliate of Bank (as of such date of determination) as the mark-to-market value(s) for such Hedging Transactions, based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions, which may include Bank or any Affiliate of Bank.

“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time with and Bank or any Affiliate of Bank with respect to Company’s indebtedness under this Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Included Affiliate Trade Receivables” means as of any date of determination and in respect of Company’s trade receivables from a Designated Affiliate as of such date, the lesser of (i) Company’s trade receivables from such Designated Affiliate as of such date which are owing not more than 180 days from the date of the original invoice or other writing evidencing such receivable, or (ii) the sum of such Designated Affiliate’s accounts receivable and inventory as of such date, as established pursuant to certificates and other information satisfactory to Bank furnished or caused to be furnished to Bank by Company.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank arising under or in connection with this Agreement or otherwise, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, including, without limitation, Hedging Exposure.

“Intcomex Indenture” shall mean the Indenture dated August 25, 2005 (relating to the Intcomex Notes), between Intcomex, Inc., the guarantors party thereto (including Company) and Bank of New York as Trustee.

“Intcomex Documents” shall mean the Indenture, the Security Agreement dated August 25, 2005 executed by Company in favor of the Intcomex Trustee on its own behalf and on behalf of the holders of the Intcomex Notes and any other collateral documents delivered thereunder, as each such document may be amended, supplemented, replaced, renewed, substituted or otherwise.

“Intcomex Trustee” shall mean The Bank of New York, and any success trustee under the Intcomex Indenture.

“Intcomex Notes” shall mean the $120,000,000 Intcomex, Inc. 11 3/4% Second Priority Senior Secured Notes due 2011.

“Interest Period” shall mean a period of one (1), two (2), three (3) or four (4) months (or any other period of time agreed to by Company and Bank) as selected by Company pursuant to the provisions of this Agreement, commencing on the day a Eurodollar-based Advance is made.

“Investment” shall mean when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

“Letter of Credit” and “Letters of Credit” are defined in Section 2.2.

“Letter of Credit Reserve” shall mean as of any date of determination an amount equal to the undrawn amount of all Letters of Credit plus the unreimbursed amount of any draws under Letters of Credit honored by Bank.

“Lien Subordination Agreement” shall mean a written subordination agreement satisfactory to Bank, in the exercise of its sole but reasonable discretion, executed by the Intcomex Trustee in favor of Bank, subordinating the Lien on Company’s assets in favor of the Intcomex Trustee to the Lien on Company’s assets in favor of Bank.

“Loan Documents” shall mean collectively, this Agreement, the Note, the Collateral Documents, the Lien Subordination Agreement, the Subordination Agreements and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or profits of Company or any Guarantor, (b) the ability of Company or any Guarantor to perform its obligations under this Agreement, the Note, the Collateral Documents, Lien Subordination Agreement or Subordination Agreements to which it is a party, (c) the ability of Company to perform its obligations under the other Loan Documents to which it is a party, taken as a whole, or (d) the validity or enforceability of this Agreement, the Note, the Collateral Documents, the Lien Subordination Agreement or Subordination Agreements, or the rights or remedies of the Bank hereunder or thereunder, or (e) the validity or enforceability of the other Loan Documents or the rights or remedies of the Bank thereunder taken as a whole.

“Net Income” shall mean for any period the net income (as determined in accordance with GAAP) of Company for such period but excluding in any event:

(a)	any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses;

(b)	net earnings of any entity in which Company has an ownership interest, unless such net earnings shall have been actually received by Company in the form of cash distributions; and

(c)	extraordinary items as defined by GAAP.

“Note” shall mean the Revolving Credit Note.

“Ordinary Course Liens” shall mean with respect to any Person:

(a)	liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such liens attach to the imported goods that are the subject of the duties, in each case to the extent not yet due or as to which the period of grace, if any, related thereto has not expired or to which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such liens have been suspended and (y) appropriate reserves shall have been made as may be required by GAAP, consistently applied;

(c)

liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds, customs bonds and similar arrangements with customs brokers or letters of credit issued in lieu of surety and appeal bonds, performance bonds, customs bonds and other similar arrangements with customs brokers and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP, consistently applied;

(d)	any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)	liens arising in connection with any condemnation or eminent domain proceeding affecting real property which is not otherwise an Event of Default under this Agreement;

(f)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(g)	liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations provided that no enforcement proceedings in respect of such liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP, consistently applied; and

(h)	continuations of liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such liens do not extend to any additional property or assets of Company or secure any additional obligations of Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” shall mean an employee benefit plan, other than a multiemployer plan, which is maintained by Company and subject to Title IV of ERISA.

“Permitted Encumbrances” is defined in Section 7.6.

“Permitted Shalom Owner” shall mean, as of any date of determination: (i) Anthony Shalom, (ii) Michael Shalom, (iii) Isaac Shalom, (iv) the then current spouse of Anthony Shalom, Michael Shalom or Isaac Shalom, (v) any lineal descendant of Anthony Shalom, Michael Shalom or Isaac Shalom, or (vi) any trust or estate, in either case the sole beneficiary(ies) of which is (are) Anthony Shalom, Michael Shalom, Isaac Shalom or the then current spouse of, or any lineal descendant of, Anthony Shalom, Michael Shalom or Isaac Shalom.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate less three quarters of one percent (.75%) or (ii) the Alternate Base Rate.

“Request for Advance” shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit “A”.

“Revolving Credit Commitment Amount” shall mean Twenty-Five Million Dollars ($25,000,000).

“Revolving Credit Maturity Date” shall mean the earlier of (i) August 25, 2008 or (ii) the date on which the Revolving Credit Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit “B”.

“Security Agreement” shall mean a security agreement granting Bank a security interest in and lien on all of the personal property of Company, whether now owned or hereafter acquired, in form and substance acceptable to Bank in its sole but reasonable discretion.

“Senior Debt to Tangible Effective Net Worth Ratio” shall mean, as of any date of determination, the ratio of (i) total Debt as of such date, minus all Subordinated Debt as of such date, to (ii) Tangible Effective Net Worth as of such date.

“Subordination Agreement” shall mean the Subordination Agreement dated August 25, 2005 executed by Intcomex, Inc. in favor of Bank and acknowledged by Company, as may be amended, restated, supplemented or replaced from time to time and any other written subordination agreement executed by the holder of Subordinated Debt in favor of Bank, in form and substance satisfactory to Bank in its sole but reasonable discretion.

“Subordinated Debt” shall mean, as of any date of determination, all Debt which is subordinated in priority of payment to any of the Indebtedness of Company to Bank, in each case pursuant to a Subordination Agreement.

“Subsidiary(ies)” of any Person shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by such Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and/or its Subsidiaries.

“Tangible Effective Net Worth” shall mean, as of any date of determination, (i) the net book value of the assets of Company at such date (excluding all amounts owing to Company by officers, directors, shareholders and other Affiliates (other than Included Affiliate Trade Receivables, which shall be included for purposes of calculating such book value) and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Company at such date, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus (ii) the sum of the total Debt as of such date minus all Subordinated Debt as of such date minus the amount of Company’s obligation under its guaranty of payment of the Intcomex Notes permitted under Section 7.3, all as determined in accordance with GAAP.

2.	THE INDEBTEDNESS: Revolving Credit

2.1 Provided no Default or Event of Default shall have occurred and be continuing, Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the Revolving Credit Commitment Amount, in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and re-Advances may be made, subject to the terms and conditions of this Agreement.

2.2 In addition to direct Advances under the Revolving Credit Note to be provided to Company by Bank under Section 2.1 of this Agreement, so long as no Default or Event of Default has occurred and is continuing, Bank further agrees to issue, or commit to issue, from time to time from the date hereof through the date which is thirty (30) days prior to the Revolving Credit Maturity Date, commercial letters of credit and standby letters of credit for the account of Company (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed the lesser of the Revolving Credit Commitment Amount or the Borrowing Base at any time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the Revolving Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company to Bank with respect thereto.

With respect to each commercial Letter of Credit, and in addition to Bank’s other applicable standard letter of credit fees, Company shall pay Bank (i) a letter of credit issuance fee equal to the greater of (A) $150.00 or (B) 1/8th percent (0.125%) of the face amount of the Letter of Credit for each ninety (90) day period (or portion thereof) commencing with the date of issuance of such letter of credit and ending on the expiry date of the Letter of Credit and (ii) a negotiation fee equal to the greater of (y) $150.00 or (z) 1/8th percent (0.125%) of the face amount of each presentation for draw made thereunder. The fees under the prior sentence shall be payable upon demand by Bank.

With respect to each standby Letter of Credit, and in addition to Bank’s other standard letter of credit fees, Company shall pay Bank annually per annum letter of credit fee equal to the greater of (A) $500.00 or (B) two percent (2%) of the face amount of such Letter of Credit annually in advance.

2.3 Company warrants and agrees that the aggregate, outstanding, direct Advances plus the Letter of Credit Reserve shall never exceed the lesser of (i) the Revolving Credit Commitment Amount and (ii) the Borrowing Base. If the limitations in the prior sentence, are exceeded at any time, Company shall immediately pay Bank sums sufficient to reduce the aggregate, outstanding, direct Advances by the amount of such excess; provided, however, if the limitations in the prior sentence are exceeded solely as a result of any fee or expense charged by Bank as an Advance (if any), such sums sufficient to reduce the aggregate, outstanding, direct Advances by the amount of such excess shall be due one (1) Business Day after demand by Bank.

2.4 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

2.5 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

(a)	each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A”;

(b)	each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit time) on the proposed date of the Advance, except in the case of a Request for a Eurodollar-based Advance, in which case, one (1) day prior to the proposed date of Advance;

(c)	in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $2,000,000 or any larger amount in $1,000,000 increments;

(d)	a Request for Advance, once delivered to Bank, shall not, without Bank’s consent, be revocable by Company; and

(e)	no more than five (5) Interest Periods shall be in effect under the Revolving Credit Note at any time.

At the option of Bank, in lieu of written Requests for Advances, Company may utilize Bank’s “Sweep to Loan” automated system for obtaining Prime-based Advances. Each time an Advance is made using the “Sweep to Loan” system, it shall constitute a certificate by Company of the matters set forth in the Request for Advance form as of such date. Bank may revoke Company’s privilege to use the “Sweep to Loan” system at any time and after any such revocation, the regular procedures set forth herein shall apply.

2.6 Company may prepay all or part of the outstanding balance of the Prime-based Advances under the Revolving Credit Note at any time. Upon one (1) Business Day prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the aggregate unpaid portion of such Advances which are refunded or converted at any one time under Section 3.3 shall be subject to the limitations of Section 2.5(c) hereof. Any prepayment of a Prime-based Advance, or any prepayment of a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section, shall be without premium or penalty or prejudice to Company’s right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 3.1 hereof.

2.7 Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes of Company. Use of the “Sweep to Loan” system shall not in and of itself indicate that Company is using proceeds of the Revolving Credit Note for purposes other than those permitted under this Agreement.

2.8 The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the aggregate undrawn amount of Letters of Credit (and the unpaid amount of any draws or other demands for payment under any Letters of Credit) shall never exceed the lesser of (i) the Revolving Credit Commitment Amount and (ii) the Borrowing Base. Company shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Prime-based Advances and the remainder, if any, to outstanding Eurodollar-based Advances.

2.9 The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the case may be and as the Company may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day following the month during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto, provided, however, if such Interest Period is longer than three months, interest shall be payable three months following the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and solely during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, three percent (3%) above the rate which would otherwise be applicable under this Section 2.9 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 2.9. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate. A late payment charge equal to five percent (5%) of each late payment may be charged on any payment not received by Bank within ten (10) days after its due date, but acceptance of payment of this charge shall not waive any Event of Default under this Agreement.

2.10 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 2.11 below hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date which is one (1), two (2), three (3) or four (4) months thereafter (or any other date agreed to by Company and Bank), as the Company may elect as set forth below, subject to the following:

(a) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.5 or by its notice of conversion given to the Bank pursuant to Section 2.11, as the case may be. Provided that no Event of Default shall have occurred and be continuing, Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

2.11 Provided that no Event of Default shall have occurred and be continuing, the Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a

Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Company desires to convert an Advance, it shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advance to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. on the applicable date of conversion.

2.12 Company shall pay Bank a nonrefundable unused fee equal to one quarter of one percent (1/4%) times the average daily unused portion of the Revolving Credit Commitment Amount. The unused fee shall be payable quarterly in arrears commencing on December 1, 2005 and on the first Business Day of each March, June, September and December thereafter and on the Revolving Credit Maturity Date. For purposes of this Section 2.12, the aggregate principal amount of direct Advances outstanding under the Revolving Credit Note as of any date of determination plus the aggregate amount available to be drawn under all Letters of Credit as of such date shall be deemed to be the used portion of the Revolving Credit Commitment Amount as of such date.

2.13 Company shall pay Bank a non-refundable administrative fee annually in advance commencing on the date of this Agreement and on the same day of each year thereafter. The annual fee due under this Section 2.12 upon execution of this Agreement shall be in the amount of $100,000 and thereafter shall be in the amount of $50,000.

2.14 Bank, in the exercise of its sole but reasonable discretion, may modify the Applicable Percentage from time to time in the event Company’s co-insurance rates with respect to its insured Accounts change. Bank shall furnish Company with written notice of any change in the Applicable Percentage. In the event that Bank, at any time in its sole but reasonable discretion, determines that the dollar amount of Eligible Accounts or Eligible Foreign Accounts collectable by Company is reduced or diluted as a result of discounts or rebates granted by Company to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable, Bank may, in its sole discretion, upon five (5) Business Days’ prior written notice to Company, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Company’s Eligible Accounts Eligible Foreign Accounts by an amount determined by Bank in its sole but reasonable discretion.

2.15 Upon at least three (3) Business Days’ prior written notice to the Bank, Company may terminate the Revolving Credit Commitment in whole at any time, without premium or penalty, provided such termination shall be accompanied by (i) payment in full of the aggregate principal amount of all outstanding Advances and the unreimbursed amount of any draws under Letters of Credit honored by Bank, interest thereon to the effective date of termination, the unused fee under Section 2.12 of this Agreement, accrued and unpaid to the effective date of termination, the unused fee under Section 2.12 of this Agreement, accrued and unpaid to the effective date of such termination, and all other items of Indebtedness (other than those cash collateralized under the following clause (ii)); and (ii) a deposit by Company with Bank cash collateral in the amount equal to (x) 105% of the maximum amount available to be drawn at any time under any Letter of Credit then outstanding plus (y) the Hedging Exposure as of the date of termination; provided, however that if the termination of the Revolving Credit Commitment requires the prepayment of a Eurodollar-based Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance, then the Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, in accordance with the provisions of Section 3.1.

3.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

3.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

3.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance or on the books of such Eurodollar Lending Office.

3.3 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar- based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

3.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to elect the Eurodollar-based Rate for any Advance shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain a Eurodollar-based Advance, to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

3.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)	shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes with respect to (i) franchise taxes or (ii) tax imposed on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business or where its Eurodollar Lending Office is located); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such actual increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank’s internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance, or Bank. Company shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

3.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 3.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within fifteen Business Days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

4.	CONDITIONS

4.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Board of Directors of Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of Company’s incorporation and from the state(s) in which it is required to be qualified to do business; and (iii) such other documents, instruments and legal opinions as Bank may reasonably require.

4.2 As security for all Indebtedness, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, duly executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)	The Security Agreement;

(b)	The Guaranty of Intcomex, Inc, (limited in aggregate principal amount to $25,000,000 plus interest and the costs of collection as provided in the Guaranty executed by Intcomex, Inc.);

(c)	The Lien Subordination Agreement;

(d)	Financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank as required under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the Permitted Encumbrances); and

(e)	Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

5.	REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

5.1 It is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in every jurisdiction in which such qualification is material to its business and operation or the ownership or lease of its properties; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and the other documents and instruments required under this Agreement and the Note, when issued and delivered, will be valid and binding in accordance with their terms.

5.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Company is not in contravention of the unwaived terms of any material indenture, material agreement or material undertaking to which Company is a party or by which it is bound.

5.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of its officers is threatened against Company, the outcome of which could result in a Material Adverse Effect.

5.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company’s assets, except the Permitted Encumbrances.

5.5 Company does not maintain or contribute to any Pension Plan, except the plans described in attached Schedule 5.5. There is no unfunded past service liability of any Pension Plan and there is no “accumulated funding deficiency” within the meaning of ERISA, or any existing material liability with respect to any Pension Plan owed to the PBGC, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

5.6 The financial statements of Company dated May 31, 2005, previously furnished to Bank, are complete and correct in all material respects and fairly present the financial condition of Company as of such date; since May 31, 2005 there has been no material adverse change in the financial condition of Company; to the knowledge of its officers, Company does not have any contingent obligations (including any liability for taxes) that are not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of Company.

5.7 All tax returns and tax reports of Company required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company (or any of its properties) which are due and payable have been paid for which the failure to pay could result in a Material Adverse Effect. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

5.8 There are no Subsidiaries of Company.

5.9 Company is, in the conduct of its business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if Company were not in compliance, could reasonably be expected to result in a Material Adverse Effect. Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have could not reasonably be expected to result in a Material Adverse Effect.

5.10 Company is not party to any litigation or administrative proceeding, nor so far as is known by it is any litigation or administrative proceeding threatened against it, which in either case (i) (A) asserts or alleges that Company violated Environmental Laws (as defined herein), (B) asserts or alleges that Company is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that Company is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company and (ii) could reasonably be expected to result in a Material Adverse Effect .

5.11 To the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing by Company to Bank, there are no conditions existing currently or likely to exist during the term of this Agreement which (i) would subject Company to damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company and (ii) which could reasonably be expected to result in a Material Adverse Effect .

5.12 Company is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing to the Bank, Company has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws, which in any case, could reasonably be expected to result in a Material Adverse Effect .

5.13 Company has all material permits, licenses and approvals, if any, required under applicable Environmental Laws.

5.14 Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

5.15 Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the Loan Documents, subject only to the Permitted Encumbrances.

6.	AFFIRMATIVE COVENANTS

Company covenants and agrees that it will, so long as Bank is obligated to make any Advance or issue any Letter of Credit under this Agreement and thereafter so long as any Indebtedness remains outstanding:

6.1 Furnish Bank:

(a)	within one hundred twenty (120) days after and as of the end of each fiscal year of Company, a detailed audit report of Company certified by BDO Seidman LLP or other independent certified public accountants reasonably satisfactory to Bank and accompanied by any management letter received by Company from its auditors;

(b)	within one hundred twenty (120) days after and as of the end of each fiscal year of Intcomex, Inc., a detailed Consolidated and Consolidating audit report of Intcomex, Inc. and its Consolidated Subsidiaries certified by BDO Seidman LLP or other independent certified public accountants satisfactory to Bank and accompanied by any management letter received by Intcomex, Inc. from its auditors;

(c)	within thirty (30) days after and as of the end of each month, balance sheets and statements of profit and loss and surplus reconciliation of Company certified by an authorized officer of Company as being correct and accurate to the best of his knowledge;

(d)	within ten (10) days after and as of the end of each month, (i) the monthly aging of Company’s Accounts on an invoice date basis, (ii) the monthly aging of Company’s accounts payable on an invoice date basis, (iii) an inventory report for Company and the Designated Affiliates in form reasonably satisfactory to Bank and (iv) a report of insurance with respect to Eligible Insured Foreign Accounts in form reasonably satisfactory to Bank;

(e)	within ten (10) days after the end of each month, a borrowing base certificate in the form annexed hereto as Exhibit “C”, with appropriate insertions certified by an authorized officer of Company as being correct and accurate to the best of such officer’s knowledge; and

(f)	such information as required by the terms and conditions of any Security Agreements referred to in this Agreement.

6.2 Pay and discharge all material taxes and other material governmental charges and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

6.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, including without limitation, an “all risk” policy against fire and other risks customarily insured against, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as reasonably prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank as their respective interests may appear and shall contain a lender’s loss payable endorsement reasonably acceptable to Bank; copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Bank and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank, all of which insurance shall be in amount, form and content, and written by companies as may be satisfactory to Bank, containing a lender’s loss payable endorsement reasonably acceptable to Bank. Company will deliver to Bank within three (3) Business Days of demand evidence reasonably satisfactory to Bank that such required insurance has been procured. If Company fails to maintain such satisfactory insurance, Bank has the option (but not the obligation) to do so and Company agrees to repay all amounts so expended by Bank within three (3) Business Days of demand, together with interest at the highest lawful default rate applicable to any Indebtedness under this Agreement as of such date.

6.4 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Company’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times during normal business hours upon oral or written request of Bank, including, without limitation, an annual Collateral audit at Company’s sole expense; provided, that Company shall only be obligated to pay the expenses for one such Collateral audit per year unless an Event of Default has occurred and is continuing.

6.5 Notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and inform Bank of any material adverse change in Company’s financial condition, within three (3) Business Days of Company becoming aware of such condition, event or change.

6.6 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 6.1(a) and (c) hereof, a statement prepared and certified by the chief financial officer of Company (or in any such officer’s absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Sections 6.11, 6.12, 6.13 and 7.9 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes or Default or an Event of Default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on a reasonable examination and inquiry sufficient to assure that such certificate is accurate.

6.7 Maintain in good standing all licenses required by the State of Florida or any agency thereof, or other governmental authority that may be necessary or required for Company to carry on its general business objects and purposes.

6.8 Furnish Bank, upon Bank’s request, in form satisfactory to Bank, in its sole but reasonable discretion, with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Company’s real or personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank in its sole, but reasonable, discretion may require, in each case within reasonable time periods determined by Bank.

6.9 Comply, in all material respects, with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements for any Pension Plan.

6.10 Notify Bank, within three (3) Business Days after the occurrence thereof, in writing of any of the following events:

(a)	the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer any Pension Plan;

(c)	the commencement by the PBGC, or any successor thereto of any proceeding to terminate any Pension Plan;

(d)	the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Code;

(e)	the withdrawal of Company from a Pension Plan; or

(f)	a “reportable event”, within the meaning of Title IV of ERISA, except for any reportable event to which the PBGC has waived the 30-day notice period.

6.11 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending December 31, 2005, a Senior Debt to Tangible Effective Net Worth Ratio of not more than 2.5 to 1.0.

6.12 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending December 31, 2005, Tangible Effective Net Worth of not less than $25,000,000.

6.13 Maintain as of the end of each fiscal year of Company, commencing with the fiscal year ending December 31, 2005, Net Income of not less than $0.

6.14 Commencing October 1, 2005, maintain all primary cash collection and general disbursement accounts with Bank.

7.	NEGATIVE COVENANTS

Company covenants and agrees that, so long as Bank is obligated to make any Advance or issue any Letter of Credit under this Agreement and thereafter so long as any Indebtedness remains outstanding, it will not, without the prior written consent of Bank:

7.1 Purchase, acquire, redeem any of its capital stock or make any material change in its capital structure.

7.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except (a) sales of inventory or fixed assets in the ordinary course of its business, (b) sales or other dispositions of equipment that is substantially worn or obsolete, to the extent the proceeds of such sales or dispositions are used to purchase comparable replacement assets within ninety (90) days prior to or following the date of such sale or disposition, (c) other sales or other dispositions of equipment that is substantially worn, damaged, or obsolete, not to exceed $100,000 in aggregate value during any fiscal year, (d) the issuance of common stock by Company to Intcomex, Inc., (e) written leases or subleases of real property by Company, as lessor, pursuant to arms-length transactions; (f) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (g) the liquidation (for cash) of Investments permitted under Section 7.11 of this Agreement.

7.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (a) by endorsement for deposit in the ordinary course of business, (b) guaranties in favor of Bank, (c) a guaranty of payment of the Intcomex Notes on terms satisfactory to Bank and (d) the guarantees described in Schedule 7.3.

7.4 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except, in each case, for acquisitions of businesses in a line of business, or reasonably related to a line of business, in which the Company is currently involved and provided that after giving effect thereto no Event of Default hereunder shall exist.

7.5 Become or remain obligated for any indebtedness for borrowed money, or for any Debt incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a)	the Indebtedness;

(b)	current unsecured trade payables and accrued liabilities arising in the ordinary course of Company’s business;

(c)	Debt described in attached Schedule 7.5 and any refinancings, renewals, or extensions thereof so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Debt so refinanced, renewed or extended and (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, endorsement of instruments or other payment items for deposit;

(d)	purchase money Debt for the acquisition of fixed assets not exceeding $1,000,000 in the aggregate;

(e)	Subordinated Debt; and

(f)	the guaranties permitted under Section 7.3.

7.6 Affirmatively pledge or mortgage, any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except (collectively, the “Permitted Encumbrances”):

(a)	to Bank;

(b)	the Ordinary Course Liens;

(c)	junior liens and security interests in favor of the Intcomex Trustee on the personal property of Company securing the guaranty permitted under Section 7.3(c), subject to the terms and conditions of the Lien Subordination Agreement;

(d)	liens described in attached Schedule 7.6;

(e)	the issuance of non-exclusive licenses of Company’s patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Company’s business; and

(f)	liens and security interests upon fixed assets acquired by Company after the date of this Agreement (including by virtue of a Capital Lease) to secure the indebtedness permitted under Section 7.5(d), of this Agreement provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any other property other than such item of property.

7.7 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

7.8 Materially alter the character of its lines of businesses from that conducted as of the date of this Agreement, except for reasonably related extensions thereof.

7.9 Declare or pay any dividends or make any other distribution upon its shares of capital stock except (i) dividends payable in the capital stock of Company, (ii) cash dividends so long as immediately prior and after giving effect to the payment of any such cash dividend, no Default or Event of Default shall have occurred and be continuing, including without limitation, a Default or Event of Default under either of the covenants set forth in Sections 6.11 and 6.12 of this Agreement.

7.10 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

7.11 Make or allow to remain outstanding any Investment (all of the exceptions set forth below being subject to the provisions of Section 7.13 of this Agreement):

(a)	Investments of cash in cash equivalents and any extensions, renewals or reinvestments thereof ;

(b)	sales of inventory on open account (or otherwise on credit) and in the ordinary course of business and Investments in the form of notes or other similar instruments evidencing or supporting the obligation of an Account Debtor received in connection with such sales;

(c)	deposits made in the ordinary course of business in order to obtain goods or services;

(d)	existing Investments described in attached Schedule 7.11 and any extensions, renewals or reinvestments thereof;

(e)	Investments received in settlement of amounts due or owing to Company as a result of insolvency proceedings or other disputes involving an Account Debtor or upon the foreclosure or enforcement of any lien in favor of Company;

(f)	loans and advances to employees of Company that constitute Investments so long as the aggregate amount outstanding does not exceed $75,000 at any time; and

(g)	additional Investments not to exceed $100,000 in the aggregate.

7.12 Enter into or become subject to any agreement (other than this Agreement or the Intcomex Documents) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured. Nothing set forth in this Section 7.12 shall prohibit a Capital Lease or an agreement governing any other indebtedness permitted under Section 7.5(d) from containing a clause that prohibits Company from further encumbering the assets subject to such Capital Lease.

7.13 Create or acquire any Subsidiary(ies).

7.14 Make any Capital Expenditure during any fiscal year if after giving effect thereto the aggregate amount of all Capital Expenditures made by Company during such fiscal year would exceed (i) for each of the fiscal years ending December 31, 2005 and December 31, 2006, $2,000,000 and (ii) for each fiscal year thereafter, $1,000,000 (and which limitations shall include, in all cases, for each such fiscal year, the Capital Expenditures financed under the terms of Section 7.5(d) of this Agreement.

7.15 Make any payment on any Subordinated Indebtedness to the extent permitted under the terms of the applicable Subordination Agreement.

8.	ENVIRONMENTAL PROVISIONS

8.1 Company shall timely comply in all material respects with all applicable Environmental Laws.

8.2 Company shall provide to the Bank, within three (3) Business Days after receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or a cleanup, removal, remedial action, or other response by or on the part of Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws, which in any case could reasonably be expected to result in a Material Adverse Effect.

8.3 Company shall notify Bank in writing within three (3) Business Days after it becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

8.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at its sole expense, if reasonably requested by Bank, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Company upon completion.

8.5 At any time Company, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, it shall provide the Bank with written notice, within three (3) Business Days, of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Within three (3) Business Days after receipt, Company will provide to the Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Bank within 60 days following completion of the preliminary findings and conclusions.

8.6 Company hereby indemnifies, saves and holds the Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned, leased or operated by Company, or due to any acts of Company, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses (i) arising from any act of gross negligence or willful misconduct of the Bank, or its agents or employees or (ii) arising from any action taken by Bank while it is in sole possession of any such property.

It is expressly understood and agreed that the indemnifications granted herein are intended to protect the Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after the Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Collateral Documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to the Bank.

8.7 Company has and shall maintain all material permits, licenses and approvals required under applicable Environmental Laws.

9.	EVENTS OF DEFAULT

9.1 Upon occurrence of any of the following events of default:

(a)	non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof (taking into account applicable periods of notice and cure, if any,);

(b)	default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 6.1, 6.3, 6.4, 6.5, 6.6, 6.8, 6.11, 6.12, 6.13 or 6.14 or Section 7 in its entirety;

(c)	default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

(d)	any material representation or warranty made by Company herein or by Company or any Guarantor in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(e)	default in the observance or performance of any of the conditions, covenants or agreements of Company or any Guarantor set forth in any collateral document of security which may be given to secure the Indebtedness or in any other document related to or connected with this Agreement or the Indebtedness;

(f)	default in the payment of any obligation of any Guarantor to Bank (taking into account applicable periods of notice and cure, if any); or default in the payment of any other obligation of Company or any Guarantor for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(g)	one or more judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(h)	the occurrence of any “reportable event”, as defined in ERISA, which (i) is determined to constitute grounds for (A) termination by the PBGC of any Pension

Plan or (B) the appointment by the appropriate United States District Court of a trustee to administer such plan and (ii) is reasonably likely to result in a Material Adverse Effect on Company, and (iii) such reportable event is not corrected and such determination is not revoked within thirty (30) days after (A) notice thereof has been given to the plan administrator or Company; or (B) the institution of proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee to administer such plan; or (C) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan;

(i)	if there shall be any change for any reason in the ownership or control of Company (other than a change of ownership resulting from an underwritten public offering) such that CVC and/or the Permitted Shalom Owners collectively shall fail to own and control, directly or indirectly, at least 50.1% of the issued and outstanding capital of the Company; or if Company shall fail to be a wholly owned direct or indirect subsidiary of Intcomex, Inc.

(j)	if there shall be any change for any reason in the management of Company, such that both Anthony Shalom and Michael Shalom shall cease to be involved in the day-to-day management of the Company;

(k)	the occurrence of a payment default or event of default under any of the Intcomex Notes or the Intcomex Documents; or

(l)	the revocation, termination or attempted revocation or termination of any Guaranty, the Lien Subordination Agreement or any Subordination Agreement (other than in accordance with the terms thereof);

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice and demand, and Bank’s shall not be obligated to make further Advances or issue any Letters of Credit under this Agreement.

9.2 If a creditors’ committee shall have been appointed for the business of Company or any Guarantor in connection with any bankruptcy or insolvency; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the applicable Company or Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Guarantor; then the Note and all Indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances or issue any Letters of Credit under this Agreement.

9.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreement or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank. Company agrees, upon request of Bank upon the occurrence and during the continuance of an Event of Default, to assemble the Collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

9.4 All of the Indebtedness shall be deemed to constitute one loan secured by Bank’s security interest in the Collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

9.5 Upon the occurrence and during the continuance of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

9.6 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

10.	MISCELLANEOUS

10.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company without the Bank’s prior written consent. Bank agrees that it shall not assign or sell participations in this Agreement and the other Loan Documents without the consent of Company (which consent shall not unreasonably be withheld, conditioned or delayed), provided that no such consent shall be required after the occurrence and during the continuance of an Event of Default or in connection with (a) transfer of any interest to an Affiliate of Bank, (b) a securitization of all or any portion of Bank’s assets where Bank continues to be the sole servicer of this Agreement following such transfer, or (c) a sale of all or any substantial portion of the assets of Bank.

10.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, lien search fees, and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Company or any Collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Company hereunder, shall also be paid by Company within three (3) Business Days of demand by Bank.

10.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

10.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

10.5 All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered when delivered, (ii) five (5) business days after having been deposited in the United States Mail, first class postage prepaid, (iii) if deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, upon receipt non-acceptance or refusal to accept, or (iv) if transmitted to a third party courier providing overnight delivery services after such transmittal (e.g., via Federal Express), upon delivery, non-acceptance or refusal to accept, all of which notices or other communications shall be addressed to the recipient as follows:

To Company:

Software Brokers of America, Inc.

9835 NW 14th Street

Miami, Florida 33172

Attention: Anthony Shalom

Fax No. (305) 477-7565

To Bank:

100 NE Third Avenue, Suite 600

Fort Lauderdale, Florida 33301

Attention: Rocio de Ojeda

Fax No: (954) 468-0641

10.6 This Agreement and the Note have been delivered, and all extensions of credit will be made by Bank from its principal office located, at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and Company, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

10.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 10.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may, upon delivering notice to Company, charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

10.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

10.10 In the event Company’s obligation to pay interest on the principal balance of the Indebtedness is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

10.11 This Agreement shall become effective upon the execution hereof by Bank and Company.

10.12 Bank agrees that it will not disclose, without the prior consent of Company (other than to its employees, its Subsidiaries, an Affiliate of a Bank or to its auditors or counsel), any information with respect to Company, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, and (d) in order to comply with any law, order, regulation or ruling applicable to Bank. The provisions of this Section 10.12 shall survive termination of this Agreement.

10.13 COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTE OR THE INDEBTEDNESS.

10.14 This Agreement and the Revolving Credit Note shall be governed by and construed in accordance with Michigan law, and Company submits, in any legal proceeding related to this Agreement, the Note or the Indebtedness, to the nonexclusive in personam jurisdiction of any court of competent jurisdiction sitting the State of Michigan and agrees to a suit being brought in any such court; waives any objection that it may now have or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; agrees that service of process and any such legal proceeding may be made, and shall be conclusively deemed sufficient and adequate, by mailing of copies thereof (by Federal Express or other overnight courier) postage prepaid, or by teletransmission to Company at the address set forth herein or such other address of which the Bank shall be notified in writing, in which event, service shall be deemed complete upon the filing with the court of a copy of the process mailed or sent and an affidavit attesting the mailing or sending. Company agrees that nothing herein shall affect the Bank’s right to affect service or process in any other manner permitted by law.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK	SOFTWARE BROKERS OF AMERICA, INC.

/s/ Sheryl Greenwald	/s/ Michael Shalom

By: Sheryl Greenwald	By: Michael Shalom

Its: First Vice President	Its: Vice President

EXHIBIT “A”

REQUEST FOR ADVANCE

Pursuant to the Credit Agreement dated as of August 25, 2005, (herein called “Agreement”), the undersigned hereby requests COMERICA BANK to make a(an)                     2 Advance to the undersigned on             ,             , in the amount of                      DOLLARS, ($            ) under the Revolving Credit Note dated August         , 2005, issued by the undersigned to said Bank (herein called “Note”). The Interest Period for the requested Advance, if applicable, shall be             3 months. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is                     , 20        .

The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a Default or Event of Default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof or any advance formula applicable to Advances under such Note, the undersigned will pay such excess amount on demand.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

Dated this         day of                     ,             .

SOFTWARE BROKERS OF AMERICA, INC.

By:

Its:

[2]	insert, as applicable, “Eurodollar-based”, or “Prime-based”.

[3]	insert, as applicable, “one (1) month”, “two (2) months”, “three (3) months” or “four (4) months”.

EXHIBIT “B”

REVOLVING CREDIT NOTE

Miami, Florida
$25,000,000	August 25, 2005

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, SOFTWARE BROKERS OF AMERICA, INC., a Florida corporation (“Company”) promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called “Bank”) at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Twenty Five Million Dollars ($25,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of August 25, 2005, made by and between Company and Bank (herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose to the extent such property or assets is not excluded from the definition of Collateral.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees (to the extent such transferee obtains rights in a transfer permitted under the Agreement or by operation of law) of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

SOFTWARE BROKERS OF AMERICA, INC.

By:

Its:

EXHIBIT “C”

BORROWING BASE CERTIFICATE

SOFTWARE BROKERS OF AMERICA, INC.

D/B/A INTCOMEX AND IAS

BORROWING BASE CALCULATIONS [Date]

To:

Comerica Bank

Report Number	SBA123105

Attached please find the borrowing base calculations for [Date]

Based on these calculations the borrowing base is at $[                    ]

If you have any questions please let me know.

Regards,

                            , Corporate Controller

Intcomex, Inc.

History:	Borrowing Base Calculation	Excess Over Cap	Borrowing Base Amount

Comerica Report of Accounts Receivable

Comercia Bank		Report Number
Commercial Lending Services		SBA123105
PO Box 75000		Final Month End Report
Detroit, MI 48275-3012		☒ Yes ☐ No
COLLATERAL SUMMARY
1.	Accounts Receivable Balance Forwarded From Line 5 of Previous Report Dated XX-XX-XX
2.	Add: Sales from XX-XX-XX to XX-XX-XX (Month to Date Sales Equal 0.00)
3.	Less: Cash Receipts From XX-XX-XX to XX-XX-XX 0.00)
3.(a)	Add: Previous Non A/R Collections which were reported as A/R Collections
4.	Less: Non-Cash Credits/Adjustments to Receivables
5.	Total Accounts Receivable as of 31-Dec-05
6.	Less: Ineligible Accounts (per Aging Summary)
7.	Total Eligible Receivables (Line 5 less Line 6)
8.	Collateral Value: Advance Percent of 85% Domestic and 67.5% Foreign accounts Times line 7
9.	Inventory Value (from Line 9 of Inventory Summary)
10.	Other Collateral Reliance
11.	Less Reserve for XXXXXXXXX
12.	Total Loanable Collateral
LOAN SUMMARY
13.	Loan Balance Forwarded from Line 16 of Report No. XXXXX
14.	Less Payment(s) (Attach Tape to Illustrate Calculation of Payments)
15.	Plus Advance(s) (Attach Tape to Illustrate Calculation of Advances -Include Today’s Advances)
16.	Sub Total - Current Loan Balance
17.	Plus Outstanding Letters of Credit
18.	Total Liability

We submit the following information in connection with the Security Agreement executed by the undersigned in favor of Comerica Bank. The undersigned warrants that after the requested advance (if any) is made, its total obligations to the Bank under the terms of the Agreement will not exceed the loan to collateral limits as defined in the Agreement.

The undersigned warrants the accuracy and completeness of this report and acknowledges that the Bank is relying thereon.

The undersigned hereby requests an advance from the Bank in the amount of part of the liabilities by the Agreement.	0.00 said advance to become

	XXXXX	XXXX
SOFTWARE BROKERS OF AMERICA, INC. (D/B/A INTCOMEX AND IAS)	Customer Number	Loan Number

By
Authorized Customer Signature Date	Assignment Unit

BANK USE ONLY

Received-CLS (Teller Stamp)	Processed By	Date

Comments	Audited By	Date

Comerica Month End Aging and Ineligible Summary

1.	Aging Date
2.	Total Gross Accounts Receivable
3.	Less Ineligible Accounts Receivable
4.	Total Eligible Accounts Receivable (Line 2 - Line 3)
5.	Collateral Value: Advance Percent 85% Domestic and 67.5% Foreign Times Line 4

GROSS ACCOUNTS RECEIVABLE BREAKDOWN

TOTAL	0-30 DAYS	31-60 DAYS	61-90 DAYS	OVER 90 DAYS

INELIGIBLE BREAKDOWN

List TOTAL for each category. Use back of form to itemize all categories except the first two shaded lines. On the first two shaded lines, fill in the number of days for your predetermined ineligible category (e.g. 90 days).

Over 90 DAYS Add Credits over 90 DAYS	Foreign Contra
Government	Affiliates
50% Rule	Other (Related Party)
INELIGIBLE GRAND TOTAL

The undersigned warrants that this information is correct and may be relied upon as a basis for advancing any credit to [            ].

SOFTWARE BROKERS OF AMERICA, INC. (D/B/A INTCOMEX AND IAS)	Customer Number

Authorized Customer Signature	Date

AGING METHOD IS BASED ON:              DUE DATE OR     ☒    INVOICE DATE

BANK USE ONLY

Received-CLS (Teller Stamp)	Processed By	Date

Lender Approval	Date	Assignment Unit

FOR ITEMIZING ONLY

Category	Amount	Category	Amount
Foreign

Foreign - Accounts not covered by credit insurance

Foreign - Accounts in excess of Individual Credit Insurance

Foreign - Accounts in excess of Country Credit Insurance

Category	Amount	Category	Amount

ACCOUNTS RECEIVABLE NON PRIME REPORT

LOAN#	Name: Intcomex Holdings, LLC
Address: 9835 N.W. 14th St. Date Prepared:
Miami Beach, FL 33172

This report is based on the A/R Aging dated: AR AGING REPORT AS OF [Date]

		Domestic	Foreign	Total
TOTAL A/R Aging Balance					A
Less:
Accounts balances over Eligibility Period (Greater than 90 DOI):	1
Accounts with a credit balance over the Eligibility Period:	2
Accounts where 50% or more of the bal. is over Eligibility Period:	3
Accounts which are a related party:	4
Not used:	5
Not used:	6
Contras – Any account debtor who is also a vendor:	7
Accounts not covered by Credit Ins.:	8
Accounts in excess of Individual Credit Ins.:	9
Accounts in excess of Country Credit Ins.:	10
Total of items 1 through 10:					B
Eligible Accounts (A - B):					C
Advance Rate:
Net Eligible Accounts (after Advance Rate):					D

SCHEDULE 5.5

ERISA PLANS

None.

SCHEDULE 7.3

PERMITTED GUARANTIES

None.

SCHEDULE 7.5

PERMITTED INDEBTEDNESS

(1)	Capital lease started February 17, 2005 for computer mainframe and storage devices by Network Appliance Incorporated to Software Brokers of America, Inc. in the amount of $5,503.49 per month for 36 months and $1.00 buyout.

(2)	Two leases started May 2003 for five copy machines by Minolta Business Solutions to Software Brokers of America, inc. in the total amount of $2,468.00 [$549.00 + $1,919.00] per month for 48 months.

(3)	Three capital leases started January 2005 for (a) four pallet jacks, (b) one reach truck, and (c) two sit-down forklifts respectively by Crown Credit Company to Software Brokers of America, Inc. in the total amount of $2,233.62 [$604.96 + $615.16 + $1,013.50] per month for 60 months and $1.00 buyout.

(4)	Negotiating two capital leases to start August/September 2005 for (a) one sit-down forklift, and (b) two reach trucks respectively by Crown Credit Company to Software Brokers of America, Inc. in the total amount of $1,836.99 [$538.07 + $1,298.92] per month for 60 months and $1.00 buyout.